EXHIBIT 23.1

INDEPENDENT AUDITOR’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Digital Recorders, Inc. on Form S-3 of our report, dated March 6, 2003, appearing in the Annual Report on Form 10-K of Digital Recorders, Inc. for the year ended December 31, 2002. We also consent to the reference to our Firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

McGladrey & Pullen, LLP

Raleigh, North Carolina
December 23, 2003